Exhibit 99.1
January 2011
To Our stockholders:
We have entered 2011 with increased demand for the core pharmaceutical products of our Fine Chemicals segment, continued growth in our In-Space Propulsion business (our Aerospace Equipment segment), and stable performance for our Specialty Chemicals segment. At the same time, we are implementing a plan that we believe will deliver strong performance in the latter part of fiscal 2011.
Despite some disappointments in fiscal 2010, our strategy remains sound and we are aggressively implementing it through four key actions:
•	Protect our core products — We have retained strong positions within all our product lines and believe we will sustain these positions.

•	Expand our product lines — We have moved into development products that use our technical capability but serve a broader demand.

•	Diversify our customer base — We have expanded, and will continue to expand, our customer base.

•	Improve profitability — Major aspects of our business are being positioned so as to better achieve this objective, including the implementation of a major operational excellence/cost reduction initiative.
In addition, we are examining strategic alternatives for our diversified businesses as a potential means of creating value and strengthening our balance sheet.
This past year was one of enhancements to our Board of Directors and our corporate governance. Two executives with extensive careers in the pharmaceutical and health care sector recently joined our Board of Directors. Moreover, the Board of Directors believes that it has implemented corporate governance changes and has recommended that you as our stockholders adopt additional changes that the Board of Directors believes will better align with all of our stockholders’ interests.
Fiscal 2010 was a year of repositioning our businesses to capitalize on emerging opportunities. This included our purchase of a modern fine chemicals facility in La Porte, Texas at an extremely attractive price, the repurchase and cancellation of five million dollars of long-term debt, the effective closing of our defined-benefits pension plans to participation by new employees, and the implementation of plant upgrades in response to more demanding regulatory requirements.
We anticipate our Fine Chemicals segment’s core products to return to sales levels providing at least a 25% increase in Fine Chemicals segment revenue, as compared to fiscal 2010. Suggestive of this return is the fact that we recently signed a follow-on three-year contract with Gilead Sciences, Inc. to continue to produce Tenofovir DF. This chemical is used as an active pharmaceutical ingredient in three of Gilead’s leading HIV medications.

Furthermore, we are encouraged that new development product opportunities are continuing to grow and are currently forecast to represent as much as 20% of our anticipated fiscal 2011 Fine Chemicals segment revenues. Highlights of our recent Fine Chemicals segment development opportunities include:
•	The development of a controlled-substances capability including customer agreements to produce chemicals for pain medications.

•	The application of simulated moving bed chromatography to additional therapeutic areas including oncology, anti-viral, and skin disorders.

•	The use of our unique capabilities to produce chemicals that are used to combat terrorism that may involve biological or chemical agents.
We believe that these development opportunities, among others, will help solidify the long-term success of this business.
Our Specialty Chemicals segment had a strong fiscal 2010 despite reduced demand for our perchlorate products. This is a real tribute to our Utah operational team’s ability to produce efficiently with quantities and plant utilization being at record lows. With the continuing uncertainty about future NASA budgets, it currently appears that the entire fiscal 2011 demand for ammonium perchlorate used in solid rockets will come from U.S. Department of Defense programs and our plan reflects this projection. Our other Specialty Chemicals segment products, such as Halotron, remain stable.
We expect our In-Space Propulsion business (our Aerospace Equipment segment) to grow in fiscal 2011 at a rate similar to fiscal 2010. Bookings and backlog for this segment are strong. For example, the segment had a major competitive success in being selected to supply propulsion systems for the European Navigational Satellite System. Since our initial acquisition of this business in October 2004, its sales have grown by a factor of three.
In conclusion, we believe we have entered 2011 with a plan to improve our profitability, bring new products to market, and strategically examine our business portfolio. We believe these actions are the best path to increasing the value of our corporation.

John R. Gibson	Joseph Carleone, Ph.D.
Chairman of the Board	President & Chief Executive Officer

This to letter to stockholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements, in particular those relating to future growth and our performance and financial results for fiscal year ending September 30, 2011 (“fiscal 2011”), involve a number of known and unknown risks, uncertainties and other important factors, such as the Company’s rates of sales of certain products, that could cause actual results and outcomes to differ materially from any future results, performance, achievements or outcomes expressed or implied by such forward-looking statements. Readers of this letter to stockholders are referred to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (“fiscal 2010”), for information on risks and uncertainties that might cause such differences which could affect future results.
Exhibit 99.1 Page 2